Exhibit 99.1

Rogers Corporation Reports 2013 Second Quarter Results

ROGERS, Conn.--(BUSINESS WIRE)--July 30, 2013--Rogers Corporation (NYSE:ROG) today announced financial results for its second quarter of 2013, reporting net sales of $132.5 million and net income from continuing operations of $0.32 per diluted share, which includes net special charges of $0.21 per diluted share. Excluding these net special charges, non-GAAP net income from continuing operations was $0.53 per diluted share. Net sales and non-GAAP net income from continuing operations were in line with the Company’s updated guidance announced on May 14, 2013 of $129 to $134 million in net sales and non-GAAP net income from continuing operations of $0.45 to $0.56 per diluted share, respectively. Second quarter 2012 net sales were $125.3 million with net income from continuing operations of $0.38 per share, which included special charges of $0.08 per diluted share. Second quarter 2012 non-GAAP net income per diluted share from continuing operations was $0.46.

Reconciliations of the GAAP to non-GAAP guidance and operating results discussed in this press release are set forth at its conclusion.

Business Segment Discussion

Printed Circuit Materials

Net sales of Printed Circuit Materials totaled $45.6 million for the second quarter of 2013, an increase of 12.5% from the $40.5 million reported in the second quarter of 2012. The increase in net sales is mainly due to strong demand for high frequency printed circuit materials for use in the telecom base station market and automotive safety sensor applications. In addition, the segment continues to gain adoptions in new wireless antenna applications.

Power Electronics Solutions

Curamik Electronics Solutions reported net sales of $28.5 million for the second quarter of 2013, an increase of 19.2% compared to the second quarter 2012 net sales of $23.9 million. Net sales increased generally across all markets but were especially strong in the laser diode, solar power module and energy-efficient appliance markets. As previously announced, the move of the final inspection operations to Hungary remains on track and is expected to be completed by the fourth quarter of 2013.

Power Distribution Systems’ net sales in the second quarter of 2013 were $12.3 million, an increase of 6.1% compared to $11.6 million in the second quarter of 2012. The increase in sales was due primarily to continued demand for power distribution products in the electric vehicle and renewable energy markets. Further improvement in demand is expected when the Chinese government implements its announced investments in rail infrastructure.

High Performance Foams

In the second quarter of 2013, High Performance Foams reported second quarter net sales of $39.9 million, a decrease of 7.8% compared to the second quarter 2012 net sales of $43.3 million. The decrease in net sales is primarily due to the previously discussed changes in tablet device market dynamics, as well as lower demand in the transportation market. Demand for general industrial and consumer applications for cushioning, sealing and impact protection materials, was up slightly in the quarter. The Company expects customer requirements for high performance foams to increase during the remainder of the year due to normal seasonal demand as well as improving economic conditions in North America. The Company continues to gain market penetration in consumer, personal protection and general industrial applications.

Joint Ventures

Rogers’ 50% owned High Performance Foams joint ventures’ net sales totaled $12.6 million this quarter, a decrease of 20.8% compared to the $15.9 million sold in the second quarter of 2012. The decline is primarily due to the depreciation of the Japanese yen against the US dollars as well as the continued weakness in LCD TVs and domestic mobile phone markets.

Operational Highlights

Rogers’ statement of financial position ended the second quarter of 2013 with cash and cash equivalents of $137.0 million, an increase of $22.1 million, or 19.2%, from $114.9 million at December 31, 2012. Capital expenditures were approximately $2.8 million for the second quarter of 2013 and are expected to total approximately $26 million for the year.

The Company’s gross margin improved to 33.5% in the second quarter of 2013 from 29.3% in the second quarter of 2012. This improvement was due to increased sales volume and the positive impact of streamlining actions taken in 2012.

The Company’s 2013 second quarter effective tax rate was 29.0%. The Company currently projects its effective tax rate for 2013 will be approximately 27%.

Bruce D. Hoechner, President and CEO commented: “For the second quarter of 2013, we delivered solid revenue and margin improvements with strong growth in Printed Circuit Materials and a rebound in Power Electronics Solutions. Looking ahead, we expect increased global capital expenditures and infrastructure investment, including the ramping up of the 4G telecom build-out, to help drive growth across our businesses. In addition, we believe that our High Performance Foams business will benefit from the positive spending trends in the industrial and consumer sectors, as well as from the expected seasonal third quarter demand increase for mobile electronics. For the third quarter of 2013, we forecast net sales between $138 to $142 million and income from continuing operations between $0.66 to $0.76 per diluted share, which includes special charges projected to be $0.01 per diluted share.”

About Rogers Corporation

Rogers Corporation (NYSE:ROG) is a global technology leader in specialty materials and components for consumer electronics, power electronics, mass transit, clean technology, and telecommunications infrastructure. With more than 180 years of materials science and engineering experience, Rogers provides product designers with solutions to help them power, protect and connect our world with greater reliability, efficiency and performance. Rogers’ three core businesses include Power Electronics Solutions for high-voltage rail traction, energy efficient motor drives, wind and solar power conversion; High Performance Foams for cushioning, sealing and impact protection in tablets and smart phones, aircraft, rail and automotive interiors, sporting goods, apparel and gear; and Printed Circuit Materials for wireless infrastructure, power amplifiers, smart antennas, and radar systems for automotive and defense applications. Headquartered in Connecticut (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide. For more information, visit www.rogerscorp.com.

Safe Harbor Statement

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “intends,” “believes,” “estimates,” “should,” “target,” “may,” “project,” “guidance,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such factors include, but are not limited to, changing business, economic, and political conditions both in the United States and in foreign countries, particularly in light of the sovereign debt crisis being experienced globally and the uncertain outlook for global economic growth, particularly in several of our key markets; uncertainty regarding resolution of the United States fiscal cliff and debt ceiling issues; increasing competition; any difficulties in integrating acquired businesses into our operations and the possibility that anticipated benefits of acquisitions and divestitures may not materialize as expected; delays or problems in completing planned operational enhancements to various facilities; our achieving less than anticipated benefits and/or incurring greater than anticipated costs relating to streamlining initiatives or that such initiatives may be delayed or not fully implemented due to operational, legal or other challenges; changes in product mix; the possibility that changes in technology or market requirements will reduce the demand for our products; the possibility of significant declines in our backlog; the possibility of breaches of our information technology infrastructure; the development and marketing of new products and manufacturing processes and the inherent risks associated with such efforts and the ability to identify and enter new markets; the outcome of current and future litigation; our ability to retain key personnel; our ability to adequately protect our proprietary rights; the possibility of adverse effects resulting from the expiration of issued patents; the possibility that we may be required to recognize impairment charges against goodwill and non-amortizable assets in the future; the possibility of increasing levels of excess and obsolete inventory; increases in our employee benefit costs could reduce our profitability; the possibility of work stoppages, union and work council campaigns, labor disputes and adverse effects related to changes in labor laws; the accuracy of our analysis of our potential asbestos-related exposure and insurance coverage; the fact that our stock price has historically been volatile and may not be indicative of future prices; changes in the availability and cost and quality of raw materials, labor, transportation and utilities; changes in environmental and other governmental regulation which could increase expenses and affect operating results; our ability to accurately predict reserve levels; our ability to obtain favorable credit terms with our customers and collect accounts receivable; our ability to service our debt; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; fluctuations in foreign currency exchange rates; and changes in tax rates and exposure which may increase our tax liabilities. Such factors also apply to our joint ventures. We make no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statements, unless required by law. Additional information about certain factors that could cause actual results to differ from such forward-looking statements include, but are not limited to, those items described in our filings with the Securities and Exchange Commission ("SEC"), including those in Item 1A, Risk Factors, of the Company's Form 10-K for the year ended December 31, 2012 and subsequent Securities and Exchange Commission filings.

Additional Information and July 31, 2013 Conference Call

For more information, please contact the Company directly, visit Rogers’ website, or send a message by email.

Website Address: http://www.rogerscorp.com

A conference call to discuss 2013 second quarter results will be held on Wednesday, July 31, 2013 at 9:00AM (Eastern Time).

A slide presentation will be made available prior to the start of the call. The slide presentation may be accessed under the investor relations section of the Rogers Corporation website (www.rogerscorp.com/ir).

The Rogers participants in the conference call will be:

Bruce D. Hoechner, President and CEO
Robert C. Daigle, Senior Vice President and CTO
Dennis M. Loughran, Vice President Finance and CFO

A Q&A session will immediately follow management’s comments.

To participate in the conference call, please call:

1-800-574-8929	Toll-free in the United States
1-973-935-8524	Internationally
There is no passcode for the live teleconference.

For playback access, please call: 1-855-859-2056 in the United States and 1-404-537-3406 internationally through 11:59PM (Eastern Time), Wednesday, August 7, 2013. The passcode for the audio replay is 21007344.

The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorp.com/ir. Replay of the archived webcast will be available on the Rogers website approximately two hours following the webcast.

Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

	Three Months Ended		Six Months Ended
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Net sales	$132,452	$125,295	$258,432	$245,450
Cost of sales	88,023	88,641	172,713	172,392
Gross margin	44,429	36,654	85,719	73,058

Selling and administrative expenses	25,547	22,329	50,753	46,568
Research and development expenses	6,250	4,474	11,519	9,797
Restructuring and impairment charges	4,525	834	4,525	8,183
Operating income	8,107	9,017	18,922	8,510

Equity income in unconsolidated joint ventures	762	1,305	1,291	1,962
Other income (expense), net	(177)	261	(766)	121
Net realized investment gain (loss)	-	-	-	(3,245)
Interest income (expense), net	(830)	(1,072)	(1,735)	(2,262)
Income before income tax expense	7,862	9,511	17,712	5,086

Income tax expense	2,279	3,094	5,152	255
Income (loss) from continuing operations	5,583	6,417	12,560	4,831
Income (loss) from discontinued operations, net of income taxes	(18)	38	102	(185)
Net income	$5,565	$6,455	$12,662	$4,646

Basic net income (loss) per share:
Income from continuing operations	$0.33	$0.40	$0.73	$0.29
(Loss) from discontinued operations	-	-	0.01	(0.01)
Net Income	$0.33	$0.40	$0.74	$0.28

Diluted net income (loss) per share:
Income from continuing operations	$0.32	$0.38	$0.71	$0.28
(Loss) from discontinued operations	-	-	0.01	(0.01)
Net Income	$0.32	$0.38	$0.72	$0.27

Shares used in computing:
Basic	17,107,727	16,309,053	17,090,093	16,270,955
Diluted	17,599,481	16,864,166	17,636,440	16,842,768

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$137,015	$114,863
Restricted cash	—	950
Accounts receivable, net	88,846	78,788
Accounts receivable from joint ventures	1,778	2,142
Accounts receivable, other	1,752	2,297
Taxes receivable	2,212	5,079
Inventories	66,733	73,178
Prepaid income taxes	5,134	4,914
Deferred income taxes	7,074	7,225
Asbestos related insurance receivables	8,195	8,195
Other current assets	7,450	8,559
Assets of discontinued operations	—	746
Total current assets	326,189	306,936

Property, plant and equipment, net	148,669	149,017
Investments in unconsolidated joint ventures	19,022	21,171
Deferred income taxes	59,150	71,439
Goodwill	103,000	105,041
Other intangible assets	49,570	53,288
Asbestos related insurance receivables	40,067	40,067
Investments, other	5,127	5,000
Other long term assets	7,715	8,065
Total assets	$758,509	$760,024

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$17,753	$16,730
Accrued employee benefits and compensation	23,981	23,156
Accrued income taxes payable	1,921	3,135
Current portion of lease obligation	1,004	1,423
Current portion of long term debt	23,000	20,500
Asbestos related liabilities	8,195	8,195
Other current liabilities	11,454	11,363
Liabilities of discontinued operations	—	3
Total current liabilities	87,308	84,505

Long term lease obligation	6,734	6,942
Long term debt	70,000	77,500
Pension liability	34,008	65,942
Retiree health care and life insurance benefits	10,654	10,654
Asbestos related liabilities	43,222	43,222
Non-current income tax	20,033	19,300
Deferred income taxes	15,820	17,545
Other long term liabilities	350	262

Shareholders’ equity
Capital stock	17,242	16,904
Additional paid in capital	83,655	74,272
Retained earnings	413,446	400,784
Accumulated other comprehensive income (loss)	(43,963)	(57,808)
Total shareholders’ equity	470,380	434,152
Total liabilities and shareholders’ equity	$758,509	$760,024

Reconciliation of non-GAAP Financial Measures to the Comparable GAAP Measures

Non-GAAP Financial Measures

Management believes non-GAAP information provides meaningful supplemental information regarding the Company’s performance by excluding certain expenses that are generally non-recurring and accordingly may not be indicative of the core business operating results. The Company believes that this additional financial information is useful to management and investors in assessing the Company’s historical performance and when planning, forecasting and analyzing future periods. However, the non-GAAP information has limitations as an analytical tool and should not be considered in isolation from, or as alternatives to, financial information prepared in accordance with GAAP.

Reconciliation of GAAP to non-GAAP Income Per Diluted Share from Continuing Operations for the Second Quarter and YTD of 2013 and 2012:

The following table includes non-recurring charges related to special adjustments.

	Q2 2013	YTD 2013	Q2 2012	YTD 2012

GAAP income per diluted share from continuing operations	$0.32	$0.71	$0.38	$0.28
Add back special adjustments, net of tax:
Severance and related charges	0.12	0.15	0.07	0.31
Pension curtailment charges	0.06	0.06	-	-
Relocation charges for Curamik’s final inspection operation	0.01	0.03	-	-
Impairment charge on auction rate security liquidation	-	-	-	0.10
Other special charges	0.02	0.02	0.01	0.04
Total special charges	0.21	0.26	0.08	0.45

Non-GAAP income per diluted share from continuing operations	$0.53	$0.97	$0.46	$0.73

Reconciliation of GAAP to non-GAAP Income Per Diluted Share from Continuing Operations Guidance for the Third Quarter of 2013:

The following table includes non-recurring charges related to special adjustments.

Q3 2013
Guidance Q3 2013 GAAP income per diluted share from continuing operations	$0.66 - $0.76

Add back special charges, net of tax:
Relocation charges for Curamik’s final inspection operation	0.01

Guidance Q3 2013 non-GAAP income per diluted share from continuing operations	$0.67 - $0.77

CONTACT:
Rogers Corporation
Financial News Contact:
Dennis M. Loughran, 860-779-5508
Vice President Finance and Chief Financial Officer
FAX: 860-779-4714
or
Investor Contact:
William J. Tryon, 860-779-4037
Director of Investor and Public Relations
FAX: 860-779-5509
william.tryon@rogerscorp.com